Exhibit 10.1

PRIVATE & CONFIDENTIAL

Burney Barker
Delivered Electronically

June 19, 2017

Dear Burney,

Everyone at Gigamon Inc. (the “Company”) is excited to welcome you as the latest addition to a great company. We strongly believe you will make an outstanding contribution to the team, living up to the high standards set by your fellow team members. It is with great pleasure that I confirm the Company’s offer of employment to you for the position of Senior Vice President, Worldwide Sales.

This offer is contingent upon successful background and reference checks. The terms of the Company’s offer are outlined in this letter (the “Offer Letter”) and attached documents, if any.

1.Start Date. Your anticipated start date is: Monday, June 26, 2017 (the “Start Date”).

2.Salary/Responsibilities. You will report directly to Paul Hooper, Chief Executive Officer. You will receive an initial base salary of $400,000 (“Base Salary”), paid in equal twice-monthly installments and less applicable tax withholding. In addition to the Base Salary, you will be eligible to participate in the Company’s Corporate Bonus Plan with a target bonus of 100%. Actual bonus earned is subject to Company and individual performance and is in the Company’s sole discretion. All amounts referred to in this Offer Letter will be subject to applicable tax withholding.

3.Benefits. As a regular, full-time employee, you will be eligible to participate in all Company- sponsored benefit programs in accordance with existing Company policies. As of today’s date, those benefit programs include a 401K plan with employer match, Employee Stock Purchase Plan, (ESPP), health insurance plan, dental plan, vision plan, 10 days of paid holidays each year, unlimited sick time and our unlimited vacation program. Further details can be found in the Company’s Employee Handbook. The Company also provides, at its own expense, life insurance equal to 2 times your Base Salary and long term and short term disability insurance.

4.Equity. We will recommend to the Company’s Board of Directors (the “Board”) that you be granted an option to purchase up to 110,000 shares under the terms and conditions set forth in the grant agreement and the 2013 Equity Incentive Plan (the “Plan”). During the periods of your full employment with the Company, the units granted will vest over a 4 year period as follows: the first 25% of each grant will vest 12 months after the vesting commencement date (currently anticipated to be your Start Date) and the remainder will vest in equal monthly installments for the remaining 36 months. In addition, we will recommend to the Board that you receive a grant of 55,000 restricted share units (“RSUs”) under the terms and conditions set forth in the grant agreement, and as defined in the 2013 Equity Incentive Plan. In the event that the Board approves the grant of RSUs to you, during your employment with the Company the RSUs would vest over a 4 year period as follows: 25% of the total RSUs would vest on August 15, 2018; and

Gigamon Inc., 3300 Olcott St. Santa Clara, CA 950054 U.S.A Tel:(408)831-4000 Fax:(408)988-8991

the remaining RSUs would vest in quarterly increments thereafter. The grants of Equity by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the 2013 Equity Incentive Plan and any specific Equity grants to you will be provided upon approval of such grants by the Board (or its designee).

5.Change in Control/Severance Benefits. We will recommend to the Board that you be eligible for the Company’s standard executive change in control severance benefits package. A copy of the form of this agreement is included for your information.

6.At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary, whether written or oral, are expressly superseded. Further, your participation in any benefit program, including the Plan, is not to be regarded an assurance of continued employment for any period of time. Any modification or change to your at-will employment status may only occur via an express written agreement signed by you and the Company’s Chief Executive Officer.

7.Except as is expressly set forth in this Paragraph 6, the Company reserves the right to change or otherwise modify, in its sole discretion, the terms and conditions of your employment, including without limitation your job duties, Base Salary, title, reporting structure and any benefits accorded to you.

1.Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard “Employee Agreement Regarding Proprietary Information and Inventions” as a condition of your employment, if you have not already. We wish to impress upon you that you may not bring with you to the Company any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer or other third party. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes in any way with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this Offer Letter, any agreement(s) concerning an option to purchase Company equity, if any, under the Plan, and the Company's Employee Agreement Regarding Proprietary Information and Inventions, and your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers or other third parties.

8.Authorization to Work. Please note that, because of employer regulations adopted in the Immigration Reform and Control Act of 1986, as amended, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources Department.

1.Dispute Resolution. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, your employment or this Offer Letter, provided,

Gigamon Inc., 3300 Olcott St. Santa Clara, CA 950054 U.S.A Tel:(408)831-4000 Fax:(408)988-8991

however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, Santa Clara County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. Those rules are available via the AAA’s website at: www.adr.org. All claims and disputes subject to this arbitration agreement must be brought in each party’s individual capacity, and not as a plaintiff, class representative, or class member in any purported class, collective or representative proceeding. Once appointed, the arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of class or representative proceeding. The Company will pay any fees charged by an arbitrator to hear this matter, as well as any other fees that would not customarily be borne by you in the event any dispute were litigated in court, although you will be responsible for your own attorney’s fees. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. By signing this letter, you and the Company expressly waive your rights to a jury trial.

9.Acceptance. This Offer Letter and any attachments hereto expressly supersede and replace any prior understanding or agreements, whether oral, written, or implied, as to the subject matter set forth herein. This offer will remain open until end of business, June 19, 2017. If you decide to accept our offer, and I hope you will, please sign this Offer Letter in the space indicated and return to us via DocuSign or email. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Offer Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
We look forward to the opportunity to welcome you to the Company. Best regards,

/s/Paul A. Hooper

Paul A. Hooper
Chief Executive Officer
Gigamon Inc.

I have read and understood this Offer Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Burney Barker	Date signed:	6/19/2017
Burney Barker

Attachments:
None

Gigamon Inc., 3300 Olcott St. Santa Clara, CA 950054 U.S.A Tel:(408)831-4000 Fax:(408)988-8991